COMPX DECLARES REGULAR QUARTERLY DIVIDEND

DALLAS, TEXAS . . . February 25, 2015 . . . CompX International Inc. (NYSE MKT:  CIX) announced today that its board of directors has declared CompX's regular quarterly dividend of five cents ($0.05) per share on its class A and class B common stock, payable on March 17, 2015 to stockholders of record at the close of business on March 9, 2015.

CompX is a leading manufacturer of security products and recreational marine components.

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